1 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration no. 333 - 262343 Relating to Preliminary Prospectus dated 01/26/2022

2 FORWARD - LOOKING STATEMENTS SOME OF THE STATEMENTS IN THIS PRESENTATION ARE FORWARD - LOOKING STATEMENTS, WHICH INVOLVE RISKS AND UNCERTAINTIES. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD - LOOKING STATEMENTS ARE REASONABLE AS OF THE DATE MADE, EXPECTATIONS MAY PROVE TO HAVE BEEN MATERIALLY DIFFERENT FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD - LOOKING STATEMENTS. THE COMPANY HAS ATTEMPTED TO IDENTIFY FORWARD - LOOKING STATEMENTS BY TERMINOLOGY INCLUDING ''BELIEVES,'' ''ESTIMATES,'' ''ANTICIPATES,'' ''EXPECTS,'' ''PLANS,'' ''PROJECTS,'' ''INTENDS,'' ''POTENTIAL,'' ''MAY,'' ''COULD,'' ''MIGHT,'' ''WILL,'' ''SHOULD,'' ''APPROXIMATELY'' OR OTHER WORDS THAT CONVEY UNCERTAINTY OF FUTURE EVENTS OR OUTCOMES TO IDENTIFY THESE FORWARD - LOOKING STATEMENTS. THESE STATEMENTS ARE ONLY PREDICTIONS AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER FACTORS. ANY FORWARD - LOOKING STATEMENTS CONTAINED IN THIS PRESENTATION SPEAK ONLY AS OF ITS DATE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD - LOOKING STATEMENTS CONTAINED IN THIS PRESENTATION TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER ITS DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. MORE DETAILED INFORMATION ABOUT THE RISKS AND UNCERTAINTIES AFFECTING THE COMPANY IS CONTAINED UNDER THE HEADING “RISK FACTORS” IN THE COMPANY’S REGISTRATION STATEMENT ON FORM S - 1 FILED WITH THE SEC, WHICH IS AVAILABLE ON THE SEC’S WEBSITE, WWW.SEC.GOV.

STATEMENT ABOUT FREE WRITING PROSPECTUS THIS FREE WRITING PROSPECTUS RELATES TO THE PROPOSED INITIAL PUBLIC OFFERING OF COMMON STOCK OF VOLCON, INC., WHICH ARE BEING REGISTERED ON A REGISTRATION STATEMENT ON FORM S - 1 (FILE NO. 333 - 262343) (THE “REGISTRATION STATEMENT”). THIS FREE WRITING PROSPECTUS SHOULD BE READ TOGETHER WITH THE PRELIMINARY PROSPECTUS DATED JANUARY 26, 2022 INCLUDED IN THE REGISTRATION STATEMENT (THE “PRELIMINARY PROSPECTUS”), WHICH CAN BE ACCESSED THROUGH THE FOLLOWING LINK: HTTPS://WWW.SEC.GOV/ARCHIVES/EDGAR/DATA/1829794/000168316821004236/VOLCON_S1.HTM WE HAVE FILED A REGISTRATION STATEMENT, INCLUDING THE PRELIMINARY PROSPECTUS, WITH THE SEC WITH RESPECT TO THE OFFERING OF OUR SECURITIES TO WHICH THIS COMMUNICATION RELATES. THE REGISTRATION STATEMENT HAS NOT YET BECOME EFFECTIVE. BEFORE YOU INVEST, YOU SHOULD READ THE PRELIMINARY PROSPECTUS (INCLUDING THE RISK FACTORS DESCRIBED THEREIN) AND, WHEN AVAILABLE, THE FINAL PROSPECTUS RELATING TO THE OFFERING, AND THE OTHER DOCUMENTS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT US AND THE OFFERING. YOU MAY OBTAIN THESE DOCUMENTS, INCLUDING THE PRELIMINARY PROSPECTUS, FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT HTTP://WWW.SEC.GOV. ALTERNATIVELY, THE COMPANY OR THE UNDERWRITER FOR THE OFFERING WILL ARRANGE TO SEND YOU THE PRELIMINARY PROSPECTUS AND, WHEN AVAILABLE, THE FINAL PROSPECTUS AND/OR ANY SUPPLEMENTS THERETO, IF YOU CONTACT AEGIS CAPITAL CORP BY E - MAIL AT SYNDICATE@AEGISCAP.COM OR BY TELEPHONE AT (212) 813 - 1010. 3

SECONDARY OFFERING TERMS 4 VOLCON INC. (NASDAQ: VLCN) FIRM COMMITMENT $25,000,000 17,359,187 AEGIS CAPITAL CORP. - BOOKRUNNING MANAGER (I) ENGINEERING COSTS RELATED TO VEHICLE R&D; (II) INVENTORY AND PRODUCTION COSTS; (III) BUILDOUT OF ASSEMBLY LINES; (IV) REPAY PROMISSORY NOTES; AND (V) WORKING CAPITAL. ISSUER / SYMBOL: OFFERING TYPE: GROSS PROCEEDS: PRE - OFFERING SHARES: UNDERWRITERS: USE OF PROCEEDS:

5 THE GLOBAL ATV AND UTV MARKET WAS VALUED AT $7.6 BILLION IN 2017 AND IS PROJECTED TO REACH $11.95 BILLION BY 2027 - CAGR OF 6.7% . (1) ELECTRIC DRIVETRAINS FOR OFF - ROAD VEHICLES, WILL CONTRIBUTE TO ITS GROWTH SIGNIFICANTLY OVER THIS PERIOD. (2) THE MARKET (1) https://www.alliedmarketresearch.com/atv - and - utv - market (2) https://www.businesswire.com/news/home/20191015005462/en/Global - Off - Road - Vehicle - Market - 2019 - 2023 - Electric - Drivetrains - for - O ff - Road - Vehicles - to - Boost - Growth - Technavio

WHO WE ARE WE ARE A GROUP OF POWERSPORTS ENTHUSIASTS, WORLD CLASS ENGINEERS AND FUTURE - FOCUSED INDIVIDUALS BUILDING THE MOST EXCITING OUTDOOR ELECTRIC VEHICLES IMAGINABLE. OUR PASSION AND ENTHUSIASM FOR ENJOYING THE GREAT OUTDOORS IS ONLY RIVALED BY OUR DESIRE TO PROTECT IT. 6

7 BUILD INDUSTRY - LEADING PRODUCTS THAT CONNECT PEOPLE TO OUTDOOR EXPERIENCES THROUGH THE INTENTIONAL BLENDING OF LEADING TECHNOLOGY AND DESIGN. 7 OUR MISSION

8 OUR PROMISE TO GIVE PEOPLE THE POWER TO EXPERIENCE THE OUTDOORS LIKE NEVER BEFORE. 8

WE BELIEVE THAT ELECTRIC IS THE FUTURE OF OUTDOOR WORK AND ADVENTURE.

WORK ADVENTURE VOLCON IS DEVELOPING ADVANCED OUTDOOR ELECTRIC VEHICLES TO MAKE EVERYDAY WORK EASY AND CONVENIENT. DESIGNED TO BE HIGHLY USEFUL AROUND THE FARM, AS WELL AS… CARRY HEAVY LOADS AND HAUL CARGO ACROSS MANY ACRES. WORK WILL BECOME RICHER, MORE PLEASURABLE AND MORE EXCITING. IF IT’S HUNTING, FISHING, OR JUST EXPLORING THE OPEN LAND, VOLCON ELECTRIC VEHICLES ENABLE YOU TO DO IT ALL, COMFORTABLY AND QUIETLY. WITH MINIMAL NOISE AND MAXIMUM CAPACITY, YOU’LL SECURE YOUR NEXT CATCH AND EXPERIENCE THE GREAT OUTDOORS LIKE NEVER BEFORE… ENJOY THE RIDE WHILE KEEPING THE OUTDOORS CLEAN AND QUIET. 10

IF YOU’RE LOOKING FOR A PLACE TO ESCAPE, FOR AN ADVENTURE, OR A PLACE TO PUSH THE LIMITS, IT CAN ALL BE FOUND IN THE GREAT OUTDOORS. AT VOLCON, TRUE TO DIRT MEANS WE ARE AS PASSIONATE ABOUT EXPLORING THE BACKCOUNTRY AS WE ARE ABOUT PRESERVING IT. WHETHER YOU’RE GOING FISHING, HUNTING, WORKING ON THE FARM, OR JUST OUT FOR A RIP AROUND THE PROPERTY, VOLCON VEHICLES ALLOW THE USER TO ENJOY THEIR ENVIRONMENT WHILE BEING A GOOD STEWARD OF ITS FUTURE. THIS IS THE OUTDOORS LIKE YOU’VE NEVER EXPERIENCED IT. VOLCON VEHICLES ARE BUILT IN THE USA, DESIGNED TO REDUCE OUR ENVIRONMENTAL FOOTPRINT, AND ENSURE THAT ANY OUTDOOR ADVENTURE OR WORK ENVIRONMENT IS AS MUCH FUN AS IT IS SUSTAINABLE. VOLCON IS #TRUETODIRT 11

VEHICLE LINEUP 12

’23 GRUNT LE + XL (HUNT/FISH) ’23 STAG TRAIL LE & BASE ’23 RUNT + ’23 GRUNT EVO 2022 - 2023 VLCN PRODUCT ROADMAP ’24 STAG ARMAGEDDON * SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT. TIMELINES ARE SUBJECT TO FUTURE FINANCINGS . ‘25 “ PROJECT X ” & ’24 RANCH ’24 STAG “HUNT” 13 ’23 BRAT

2023 RUNT

THE LITTLE ONE COMES TO LIFE

FEATURES

- Low Seat Height
- High Torque Motor
- Up to 35 Miles Range
- Multiple Ride Modes
- App Based Navigation, Vehicle Controls, and Community

SPECS

- 35 MPH Max Speed
- 180 LBS
- 27" Seat Height
- 20x5x10 Tires
- Inverted Front Fork
- Hydraulic Disc Brakes Front and Back


VOLCON

- *SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT.*
- *ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.*

14

2023 GRUNT EVO FEATURES & SPECS ▪ 2.0 kWh Battery ▪ Updated styling ▪ Belt Drive ▪ Performance Rear Shock ▪ New Seat ▪ Additional colors : Black & Silver ▪ Upgraded Accessories: ▪ Handlebar ▪ Grips ▪ Pegs ▪ Seats THE PIONEER EVOLUTION 15 • SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT. • ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.

2023 BRAT

THE AUTHENTIC VOLCON EBIKE

FEATURES

- Low Seat Height
- High Torque Motor
- Up to 20 Miles Range
- Multiple Ride Modes
- App Based Navigation, Vehicle Controls

SPECS

- Class 2 Ebike – 20 mph max –throttle-assisted
- 90 lbs
- 29" Seat Height
- 20x4.5 Tires
- Wheelbase 47"
- Inverted Front Fork
- Hydraulic Disc Brakes Front and Back
- Accessories: headlamp, taillight and fenders



- *SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT.*
- *ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.*

16

2023 GRUNT LIMITED EDITION FEATURE & SPECS ▪ 7.5kw Integrated Battery ▪ Black Frame ▪ Exclusive Colors ; Black , Sand , and Red ▪ Aftermarket Upgrades ▪ Hand Guards ▪ Luggage ▪ User App Upgrades RAISING THE BAR 17 • SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT. • ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.

2023 GRUNT XL
THE ADVENTURER'S DREAM

JOHN DUDLEY
LTD EDITION (HUNT)

FEATURES

- Hub Motor (TBD) or Mid-Motor w/Belt Drive
- Larger Integrated Battery - 96V
- Shortened Frame Allowing Longer Travel Suspension
- Improved Accessory Attachment Points
- Shortened Seat For Additional Accessory Attachments
- Blacked Out/Darkened Parts
- Option To Upgrade To 2WD (TBD)
- All Black Or Custom Camo Coloration
- Green & Red Headlight Options
- Highly Configurable Power Delivery System



SPECS

- 7.5 kWh Integrated Battery
- 1000 LB Towing Capacity
- 150 Mile Range
- 500 LB GVW

- *SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT.*
- *ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.*

18

2023 STAG TRAIL LE

TRAIL + UTILITY (UCV)

A sport-tuned side-by-side that is at home on the trail on Sunday as it is ready for work on Monday.

FEATURES

- Ingredient Brands: Fox Shocks; BFGoodrich Tires
- Full Accessory Line Available at Launch
- Ergonomic Seats for Four W/ Folding Rear Seats & 4-Point Harnessing System
- On-Demand AWD
- VLCN Exo-Skeleton Frame Technology
- Quick Attach Cargo System
- Variable Power Steering
- Regen Braking

SPECS

- 48 kWh Battery & 87 kW Motor
- 65 MPH Top Speed
- 50/100 Mile Range
- 15" Cast Al Wheels/ 30" Tires
- 14" Clearance / 14" Travel
- 4 Wheel Dual Bore Disc Brakes
- 1,450 LB Payload Capacity
- 1,000 LB Towing Capacity
- High Clearance Control Arms + Fox Compressions Adj. Dampners



- *SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT.*
- *ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.*

19

2023 STAG TRAIL BASE FEATURES ▪ Full Accessory Line Available @ FCS ▪ Ergonomic Seats for Four W/ Folding Rear Seats & 3 - Point Harnessing System ▪ On - Demand AWD ▪ VLCN Exo - Skeleton Frame Technology ▪ Quick Attach Cargo System ▪ Regen Braking SPECS ▪ 24/48 kWh Battery & 80 kW Motor ▪ 55 MPH Top Speed ▪ 50/100 Mile Range ▪ 14” Stamped Steel Wheels/ 28” Tires ▪ 13” Clearance / 13” Travel ▪ 4 Wheel Dual Bore Disc Brakes ▪ 1,550 LB Payload Capacity ▪ 1,500 LB Towing Capacity A minimalistic , trail ready performance machine, ready to accessorize or go to work. TRAIL + UTILITY (UCV) 20 • SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT. • ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.

2024 STAG ARMAGEDDON

TRAIL PERFORMANCE (SSV)

The Stag Platform levels up in a super sport LE model partnering with offroad racing Armageddon.

FEATURES

- Ingredient Brands: Fox Shocks; BFGoodrich Tires; Armageddon Suspension
- Race Seats for 2 W/ 5-Point Harnessing System
- Full Time AWD
- VLCN Exo-Skeleton Frame Technology
- Locking Front and Rear Differentials
- Variable Power Steering
- HMI Tablet Screen
- Regen Braking


VOLCON

SPECS

- 72 kWh Battery & 100 kW Motor
- 75 MPH Top Speed
- 100 Mile Range
- 15" Beadlock Wheels/ 32" Tires
- 16" Clearance / 16/24" Travel
- 4 Wheel Dual Bore Disc Brakes
- 900 LB Payload Capacity
- High Clearance Control Arms + Fox Full Adj. Dampners
- Trailing Arm Rear Suspension

- *SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT.*
- *ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.*

21

2024 STAG HUNT

TRAIL + UTILITY (RUV)

Mountain terrain, forest roads, and the back acreage are home for the STAG Hunter Edition. Comfortably and silently pack the gear and the crew in and out of your favorite hunting spot.

FEATURES

- Ingredient Brands: Fox, Filson(similar), BF Goodrich
- Full Accessory Line Available @ FCS
- XL Seats for Four W/ Folding Rear Seats & 3-Point Harnessing System
- On-Demand AWD w/ Locking Differentials
- VLCN Exo-Skeleton Frame Technology
- Quick Attach Cargo System
- Regen Braking
- Variable Power Steering

SPECS

- 24/48/72 kWh Battery & 87 kW Motor
- 55 MPH Top Speed
- 50/100/150 Mile Range
- 14" Stamped Steel Wheels/ 30" Tires
- 14" Clearance / 14" Travel
- 4 Wheel Dual Bore Disc Brakes
- 1,550 LB Payload Capacity
- 12,000 LB Towing Capacity



- *SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT.*
- *ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.*

22

2024 STAG RANCH

WORK + HUNT (PUV)

A true workhorse on the ranch or jobsite, this purpose-built vehicle is ready for anything.

FEATURES

- Ingredient Brands: Ranchhand(similar)
- XL Seating for 2/4 w/ 3 Point Harness
- Configurable Tilt Flatbed System
- Full Time AWD w/ FWD/REV Quick Switch
- VLCN Exo-Skeleton Frame Technology
- Variable Power Steering
- Push Bumper HD
- Regen Braking + Turf Mode

SPECS

- 24/48/72 kWh Battery & 87 kW Motor
- 26 MPH Top Speed
- 50/100/150 Mile Range
- 14" Steel Wheels/ 28" Tires
- 12" Clearance / 11" Travel
- 4 Wheel Dual Bore Disc Brakes
- 2,000 LB Payload Capacity
- 2,500 Towing Capacity
- 1,200 Bed Capacity
- Adj Rear Shocks for Load



- *SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT.*
- *ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.*

23

2025 PROJECT X

SPORT-TUNED MAVERICK-EATING MACHINE

FEATURES

- 77" Width
- FOX 2.5 PODIUM Piggyback with QS3 compression adjustment
- Dual High Torque Motors
- 46/92 KWH Battery Options
- 2 and 4-Wheel Drive
- Water Resistant Drivetrain
- Autonomous Operation

SPECS

- 100 MPH Top Speed
- 150 Mile Range
- 15" Aluminum Beadlock
- 32" Off-Road Tires
- 15" Ground Clearance
- 20" Suspension Travel
- 2,000 LB Towing Capacity
- 1,000 LB Payload Capacity



- *SPECIFICATIONS AND DIMENSIONS COULD CHANGE BASED ON FURTHER PRODUCT DEVELOPMENT.*
- *ARTIST DEPICTION OF THE PROPOSED COMMERCIAL VERSION.*

24

25 TEAM VOLCON | EXECUTIVES 25 JORDAN DAVIS CHIEF EXECUTIVE OFFICER Jordan is a senior executive with over 15 years of experience in the sporting goods industry. Most recently he served as President for O. Mustad & Son AS Fishing company with prior roles at Remington Outdoor Company. Jordan holds a BA of Business Administration and an MBA in Management, both from Bushnell University (formerly Northwest Christian College). GREG ENDO CHIEF FINANCIAL OFFICER Greg has over 26 years of audit and advisory experience with Deloitte & Touche . He spent the last 14 years as an audit and advisory where assisted his clients with financial statement reporting and SEC quarterly/annual filings; debt and equity and offerings; merger, acquisition and divestiture transactions and related valuation and disclosure requirements; and implementing new accounting pronouncements and tax regulations/laws. STEPHANIE DAVIS CHIEF OPERATING OFFICER Stephanie has over 20 years of engineering and operational experience within both public and private companies. She has held a variety of engineering, leadership and hands - on positions within various companies such as Textron, Ingersoll Rand, Honeywell, and Bosch. From 2017 to 2021, she served as VP of Operations and Supply Chain for Horton Automatics. Matt brings extensive engineering experience, having led the development of battery systems, power electronics, and other components of electrified systems for consumer, defense, and automotive applications. Most recently he was the Dir. of Electronic Hardware Engineering at Nikola Corp., where he led a team developing controllers and HMI systems for Nikola vehicles. MATTHEW JENNINGS VICE PRESIDENT OF ENGINEERING

26 26 MELISSA COFFEY DIR OF SALES & DEVELOPMENT Cross - functional sales, marketing and operations executive with a foundation in powersports. Brings dedicated passion to global brand growth and business development with proven results across leading industry brands such as FOX Racing Shox , BELL Helmets, SIDI and Easton. TEAM VOLCON | DIRECTORS RICHARD MAGNESS DIR OF DIGITAL Richard Magness is an automotive UI/UX leader with 15 years experience specializing in startups. He was 1 of 3 designers that created the digital experience for the phone and car for Canoo , a $3.5B developer of purpose - built electric vehicles. He also held positions at Acura and Faraday Future. CHRIS WORDEN DIR OF MARKETING Chris Worden is a seasoned storyteller and marketer having served key senior roles in marketing and media for brands like CrossFit Inc, Nike, FMF, and most recently Red Bull Media House and Red Bull North America. HECTOR MOYA DIR OF ENGINEERING Hector Moya earned a degree in Engineering Design Graphics and a BS in Manufacturing Engineering from Texas State University. During his tenure at Texas State, he started teaching AutoCAD Classes and met some of his first product development clients, cutting his teeth on aftermarket sport bike components.

27 27 TEAM VOLCON | BOARD CHRISTIAN OKONSKY CO - FOUNDER Christian Okonsky is the Co - Founder of Volcon and an industrial engineer and was on one the first engineers in Dell’s notebook division. Mr. Okonsky founded AYRO Inc., a low - speed electric vehicle company. Mr. Okonsky currently holds over two - dozen U.S. and foreign patents. ADRIAN JAMES CO - FOUNDER Adrian James is the Co - Founder of Volcon and he is also the founder of Sprout Equity Ventures, an Austin based global investment firm specializing in acquiring and partnering with mature and growing businesses. Sprout currently manages a broad base of investments in the electric vehicle, space tourism, mining, biotech, med device, alternative energy, clean water and technology sectors. JOHN KIM BOARD MEMBER John Kim was the CEO and founder of Super73 Inc, one of the World’s leading electric motorbike companies. After growing the company, Mr. Kim sold his ownership to the investment firm Tiger Global. Prior to Super73, Mr. Kim founded U - Life Inc, an internet enabled home appliance company in South Korea. U - life was acquired by LG Electronics in 2003. Before his career as an entrepreneur, Mr. Kim was the principal designer for Yahoo Search, a car designer at Honda, and a former US Army paratrooper.

28 28 TEAM VOLCON | BOARD KARIN - JOICE TJON BOARD MEMBER Karin - Joyce ("KJ") Tjon has over twenty years of executive experience at both public and private companies. Prior to her retirement in 2020 she served as CFO for Alorica, a multi - billion dollar customer service provider with over 100,000 employees worldwide. She was the President and COO for Scientific Games, EVP and CFO for Epiq Systems as well as Managing Director at Alvarez and Marsal. Ms Tjon holds an MBA from Columbia University and a BSS in Organizational Behavior from Ohio University. JONATHAN FOSTER BOARD MEMBER Jonathan Foster is currently the EVP and CFO for Moleculin Biotech, Inc., (NASDAQ:MBRX) and also serves on the Board of Directors of Soliton, Inc. (NASDAQ:SOLY). Mr. Foster has over 30 years of experience including EVP and CFO of two other public corporations, an entrepreneur in the finance and reinsurance space and as a member of the State of South Carolina Board of Financial Institutions. He began his career with Deloitte and Schlumberger has a B.S. degree in Accounting from Clemson and is a Certified Public Accountant.

"BUT THE E - MOTORCYCLE ISN'T JUST ADORABLE LOOKING, IT'S ALSO THE PERFECT WAY TO INTRODUCE YOUNGSTERS TO THE JOYS OF RIDING." - ROBB REPORT "I WOULD HAVE KILLED FOR ONE OF THESE AS A KID." - C|NET "A NEW AMERICAN - MADE OFF - ROAD EXPERIENCE." - FORBES "DESPITE ITS SIZE, THE RUNT DOESN'T LACK FOR FEATURES. USING A SCALED - DOWN VERSION OF THE GRUNT'S FRAME, THE RUNT HAS A USD FRONT FORK, MONOSHOCK REAR SUSPENSION, AND HYDRAULIC DISC BRAKES." - UNCRATE 29 MEDIA COVERAGE "THE VOLCON GRUNT ISN’T YOUR TYPICAL MOTORCYCLE." - BLOOMBERG

T MEDIA COVERAGE 32 MILLION+ MEDIA IMPRESSIONS 1,500+ EARNED MEDIA PLACEMENTS 30

VOLCON FACTORY SITUATED ON 70 ACRES IN NORTHWEST AUSTIN, THE FUTURE VOLCON FACTORY FEATURES A TRAIL NETWORK THROUGH A DENSE MIX OF CEDAR AND OAK TREES THAT WILL SOON BECOME THE COMPANY’S PROVING GROUNDS. ALONG WITH A DRY CREEK BED AND RUNNING RIVER, THE PROPERTY WILL SERVE AS THE PERFECT LOCATION TO CONTINUALLY TEST AND REFINE VOLCON’S TWO AND FOUR - WHEELED VEHICLES, WHILE RAPIDLY INCORPORATING PRODUCTION FEEDBACK. IN ADDITION TO THE PLANNED FACTORY - HEADQUARTER FACILITIES AND PROVING GROUNDS, FUTURE PLANS ALSO INCLUDE A CUSTOMER EXPERIENCE CENTER, OFF - ROAD DEMO TESTING TRACK, AS WELL AS AN RV AND CAMPING SITE FOR VOLCON CLIENTS TO RECREATE AND EXPERIENCE THE VOLCON LIFESTYLE FIRST - HAND. 31 * SITE PLANS SUBJECT TO CHANGE

32 AERIAL VIEW * SITE PLANS SUBJECT TO CHANGE; ARTIST RENDERING | NOT ACTUAL PHOTO

33 * SITE PLANS SUBJECT TO CHANGE; ARTIST RENDERING | NOT ACTUAL PHOTO

34 * SITE PLANS SUBJECT TO CHANGE; ARTIST RENDERING | NOT ACTUAL PHOTO

www.volcon.com